Exhibit 10.38

VOTING AGREEMENT
dated as of
October 27, 2019
by and among
APOLLO MANAGEMENT HOLDINGS, L.P. and
THE OTHER SHAREHOLDERS

i

INDEX OF DEFINED TERMS

Term	Section
Affiliate	1.1
Agreement	Preamble
AGM	1.1
AHL	1.1
AMH	Preamble
beneficially own	1.1
Board of Directors	1.1
Class A Shares	1.1
Closing	1.1
control	1.1
Controlled Entity	1.1
Fall-away Date	1.1
Governmental Entity	1.1
Law	1.1
Other Shareholders	Preamble
Permitted Transferee	1.1
Person	1.1
Proceeding	3.5
Proxy	2.1(b)
Related Party	3.13
Selected Court	3.5
Subject Shares	1.1
Term	2.3
Transaction Agreement	Recitals
Transfer	1.1
Transferred	1.1
Transferrable	1.1

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VOTING AGREEMENT
VOTING AGREEMENT (this “Agreement”), dated as of October 27, 2019, by and among Apollo Management Holdings, L.P., a Delaware limited partnership (“AMH”) and each Person identified on the signature pages hereto as an Other Shareholder (the “Other Shareholders”).
WHEREAS, in connection with the transactions contemplated by that certain Transaction Agreement, dated as of the date hereof, by and among Apollo Global Management, Inc., a Delaware corporation, AHL and the other parties thereto (the “Transaction Agreement”), AMH and the Other Shareholders desire to address herein certain relationships among themselves.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means in the case of a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person; provided, that none of AHL and its Subsidiaries will be deemed an Affiliate of AMH or any of AMH’s Affiliates for purposes of this Agreement.
As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“AGM” means Apollo Global Management, Inc., a Delaware corporation.
“AHL” means Athene Holding Ltd., a Bermuda exempted company.
“Apollo Related Holder Shares” means the number of Class A Shares that AGM can reasonably demonstrate with documentary or other evidence are beneficially owned in the aggregate by the Apollo Shareholders, the controlled Affiliates of AGM and the Persons set forth on Exhibit A (excluding for this purpose any Class A Shares to which the Apollo Shareholders have been granted a proxy by an employee of AHL).
“Apollo Shareholders” means any Person that is a shareholder of AHL and a party to the Shareholders Agreement to be entered into at the Closing among AHL, AMH and certain Affiliates of AMH that will acquire Class A Shares at the Closing pursuant to the Transaction Agreement.
“Board of Directors” means the board of directors of AHL.
“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or Bermuda or any day on which banking institutions in The State of New York are authorized or required by Law or other governmental action to close.
“Class A Shares” means the Class A common shares, $0.001 par value per share, of AHL.
“Closing” has the meaning given to such term in the Transaction Agreement.
“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Affiliates, (b) any partnership of which such Person or an Affiliate of such Person is the managing partner (or the general partner if such partnership is a limited partnership) and in which such Person or such Person’s Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (c) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.
“Competitor” means any Person that is, or is affiliated in any manner with any other Person that is the reasonable good faith judgement of AHL in direct competition with, or controls any Person in direct competition with, AHL; provided that none of AGM or any of its Affiliates shall be deemed a Competitor at any time other than an Affiliate of AGM that is itself a Portfolio Company which may be deemed a Competitor to the extent such Portfolio Company is itself a Competitor pursuant to this definition.

“Fall-away Date” means the first date on which (i) the Apollo Related Holders Shares represent less than seven and one-half percent (7.5%) of the total aggregate number of Class A Shares issued and outstanding, or (ii) the Apollo Shareholders have a Percentage Interest of less than five percent (5%).
“Fund” means any separate account, client (other than AHL and its Subsidiaries), investment vehicle, or similar entity sponsored, advised or managed, directly or indirectly, by AGM or any of its Subsidiaries.
“Governmental Entity” means any federal, state, local, municipal or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority (including the New York Stock Exchange and FINRA-Financial Industry Regulatory Authority), instrumentality, agency, commission or body.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Percentage Interest” means, with respect to any Person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of Class A Shares held or beneficially owned by such Person, including Class A Shares to which such Person has been granted a valid proxy, as of such date and the denominator of which is the aggregate number of Class A Shares issued and outstanding as of such date
“Permitted Transferee” means, with respect to any Person, any Controlled Entity or Affiliate of such Person, a Transfer to which such Controlled Entity or Affiliate would not reasonably be expected to result in adverse tax or regulatory consequences to any party hereto or to AHL, as reasonably determined by AHL in good faith; provided, however, that no Person that is a Competitor, a Fund or a Portfolio Company shall be a Permitted Transferee for purposes of this Agreement.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
“Portfolio Companies” means any Person in which any Fund owns or has made, directly or indirectly, an investment.
“Subject Shares” shall mean all Class A Shares beneficially owned by an Other Shareholder.
“Transfer” means any direct or indirect sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, charge, encumbrance, hypothecation, mortgage, creation of a security interest in, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of Law (including the creation of any derivative or synthetic interest). The terms “Transferred” and “Transferrable” have correlative meanings.
Section 1.2    Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:
(a)    the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)    defined terms include the plural as well as the singular and vice versa;
(c)    words importing gender include all genders;
(d)    a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder;
(e)    any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement;
(f)    any reference to “day” or “month” means a calendar day or a calendar month;
(g)    any reference to a “day” means the whole of such day, being the period of 24 hours running from midnight to midnight;
(h)    references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits of and to this Agreement;

(i)    the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;
(j)    the word “or” shall be disjunctive but not exclusive; and
(k)    unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include such party’s successors and permitted assigns.
ARTICLE II
PROXY
Section 2.1    Irrevocable Proxy and Power of Attorney.
(a)    Subject to Section 2.1(b), Section 2.1(c), Section 2.3 and Section 3.12, and in each case subject to any limitations imposed by applicable Law, effective as of the Closing, each Other Shareholder hereby irrevocably constitutes and appoints AMH with full power of substitution, as its true and lawful proxy and attorney-in-fact to vote all of such Other Shareholder’s Subject Shares at any meeting (and any adjournment or postponement thereof) of AHL’s shareholders and in connection with any written consent of AHL’s shareholders.
(b)    The proxy and power of attorney granted herein (the “Proxy”) shall be irrevocable during the Term, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies granted by such Other Shareholder (if any) with respect to such Other Shareholder’s Subject Shares. No Other Shareholder shall grant to any entity or other person any proxy which conflicts with the Proxy, and any attempt to do so shall be void.
(c)    AMH may exercise the Proxy with respect to the Subject Shares only during the Term, and during the Term AMH shall have the right to vote the Subject Shares at any meeting of AHL’s shareholders and in any action by written consent of AHL’s shareholders in accordance with the provisions of Section 2.1(a). Unless expressly requested by AMH in writing, no Other Shareholder shall vote all or any portion of the Subject Shares at any such meeting or in connection with any such written consent of shareholders. During the Term, the vote, written consent or other action by AMH shall control in any conflict between a vote of or written consent or other action with respect to the Subject Shares by AMH, and a vote of or written consent or other action by any Other Shareholder with respect to the Subject Shares.
(d)    The Other Shareholders shall execute and deliver all such further documents and take such other actions as may be required by the AHL Bye-Laws to effectuate the Proxy.
Section 2.2    Covenants of the Other Shareholders. Each Other Shareholder covenants and agrees that, while the Proxy is in effect with respect to any of such Other Shareholder’s Subject Shares, and except as contemplated by this Agreement, (i) not to enter into any voting agreements, whether by proxy, voting agreement or other voting arrangement with respect to such Other Shareholder’s Subject Shares, and (ii) not to take any action that would make any representation or warranty of such Other Shareholder contained herein untrue or incorrect, in each case, that would have the effect of preventing such Other Shareholder from performing its obligations under this Agreement.
Section 2.3    Term and Termination. The term of the Proxy and each Other Shareholder’s covenants and agreements contained herein shall commence as of the Closing and shall terminate (i) with respect to any Other Shareholder’s Subject Shares, automatically with respect to any Subject Share of such Other Shareholder (x) as and when, and to the extent, that such Subject Share ceases to constitute a Subject Share or (y) upon written notice by AMH to such Other Shareholder and (ii) with respect to all Subject Shares, upon the occurrence of the Fall-Away Date, in each case, without any requirement for any further act by any Other Shareholder or AMH or the delivery of any certificate to memorialize the same (the “Term”).
Section 2.4    No Liability. Neither AMH, nor any of its Related Parties shall be liable, responsible or accountable in damages or otherwise to any Other Shareholder or any Related Party of any Other Shareholder by reason of any act or omission related to the possession or exercise of the Proxy in accordance with this Agreement. Each Other Shareholder acknowledges and agrees that no duty is owed to such Other Shareholder by AMH or any of its Related Parties in connection with or as a result of the granting of the Proxy or by reason of any act or omission related to the possession or the exercise thereof, and, to the extent any duty shall nonetheless be deemed or found to exist, such Other Shareholder hereby expressly and knowingly irrevocably waives, to the fullest extent permitted by applicable law, any and all such duty or duties, regardless of type or source.
Section 2.5    Assignment. Subject to Section 2.9, neither this Agreement nor the Proxy shall not be assignable by an Other Shareholder or by AMH.

Section 2.6    No Ownership Interest. Except as expressly set forth in this ARTICLE II, nothing contained in this ARTICLE II shall be deemed to vest in AMH any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.
Section 2.7    Binding Effect; Reliance. All decisions, actions, consents and instructions of AMH in respect of the exercise of the Proxy in accordance with this Agreement shall be final and binding upon all of the Other Shareholders, and no such Person shall have any right to object, dissent, protest or otherwise contest the same. Other Shareholders shall be bound by all actions taken and documents executed by AMH in respect of the exercise of the Proxy in accordance with this Agreement, and AHL shall be entitled to rely on any action or decision of AMH in respect of the exercise of the Proxy in accordance with this Agreement. Notices or communications to or from AMH in respect of the exercise of the Proxy in accordance with this Agreement shall constitute notice to or from each of Other Shareholders.
Section 2.8    Regulatory Matters. Each Other Shareholder shall reasonably cooperate with AMH and its representatives in connection with any consents, approvals, authorizations, waivers, permits, filings and notifications of Governmental Entities (including the SEC and any insurance regulator located in the United States or other jurisdiction) that AMH makes or obtains for any matter that relates to, or arises from, the Proxy. Such cooperation shall be at AMH’s sole expense, and AMH shall indemnify and hold harmless each Other Shareholder for any and all liabilities incurred by such Other Shareholder in connection with any action taken pursuant to this Section 2.8.
Section 2.9    Transfers and Joinders. Subject to receipt of all required consents, approvals and authorizations, AMH shall be permitted to assign the Proxy to any Permitted Transferee that beneficially owns Class A Shares, provided that such Permitted Transferee shall, prior to or concurrently with such Transfer, cause such Permitted Transferee to execute a joinder to this Agreement, in which such Permitted Transferee agrees to be bound by and shall fully comply with the terms of this Agreement that are applicable to AMH. If, following a Transfer of any Subject Shares by an Other Shareholder, such Subject Shares continue to constitute Subject Shares, then such Other Shareholder shall cause the applicable transferee to execute a joinder to this Agreement, in which such transferee agrees to be bound by and shall fully comply with the terms of this Agreement that are applicable to such Other Shareholder to the extent relating to such Subject Shares. For the avoidance of doubt, a joinder to this Agreement executed in accordance with the foregoing shall not require the consent of any other party hereto. Notwithstanding the foregoing or anything herein to the contrary, AMH shall not be relieved of any obligation or liability hereunder arising prior to the consummation of any such assignment of the Proxy.
ARTICLE III
MISCELLANEOUS
Section 3.1    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and fully supersede any and all prior or contemporaneous agreements or understandings among the parties hereto pertaining to the subject matter hereof and thereof.
Section 3.2    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other actions as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.
Section 3.3    Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by email, with electronic or written confirmation of receipt, in each case addressed as follows:

(i)	if to AMH, to:
Apollo Management Holdings, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: John J. Suydam
Email:     jsuydam@apollo.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: John M. Scott
Brian P. Finnegan
Ross A. Fieldston
Email:    jscott@paulweiss.com
bfinnegan@paulweiss.com
rfieldston@paulweiss.com

(ii)	if to any Other Shareholder, to: the address of such Other Shareholder set forth in the records of AHL.
Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or e-mail, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
Section 3.4    Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF BERMUDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF BERMUDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN BERMUDA.
Section 3.5    Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Supreme Court of Bermuda (the “Selected Court”) and waives any objection to venue being laid in the Selected Court whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before the Selected Court; provided, however, that a party may commence any Proceeding in a court other than the Selected Court solely for the purpose of enforcing an order or judgment issued by the Selected Court; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the applicable party hereto at its address set forth in Section 3.3; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER among THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 3.6    Equitable Remedies. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.  Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.
Section 3.7    Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.
Section 3.8    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.
Section 3.9    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties hereto (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties hereto that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person; provided, that the Related Parties of the parties hereto and the Related Parties of the Related Parties of the parties hereto shall be express third party beneficiaries of Section 2.4 and Section 3.13.
Section 3.10    Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 3.11    Amendments; Waivers.
(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by the parties hereto.
(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 3.12    Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be effective as of the Closing and, upon any termination of the Transaction Agreement prior to the Closing, this Agreement shall be null and void and of no further force or effect.
Section 3.13    Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, by its acceptance of this Agreement, each party hereto covenants, acknowledges and agrees that no Person other than the parties hereto shall have any obligation hereunder and that (a) notwithstanding that any of the parties hereto may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of any of the parties hereto, any former, current or future, direct or indirect holder of any equity interests or securities of any of the parties hereto (whether such holder is a limited or general partner, manager, member, stockholder, securityholder or otherwise), any former, current or future assignee of any of the parties hereto, any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, securityholder, Affiliate, controlling Person or representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing other than the parties hereto or their respective successors or assignees under the this Agreement (any such Person or entity, other than the parties hereto or their respective successors or assignees under this Agreement, a “Related Party”) or any Related Party of the Related Parties of the parties hereto whether by the enforcement of any judgment or assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any party hereto or any Related Party of such party’s Related Parties under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed and delivered, all as of the date first set forth above.
OTHER SHAREHOLDERS
BELARDI 2018 GRAT
By: /s/ James R. Belardi
Name:    James R. Belardi
Title:    Trustee

Signature Page to Voting Agreement

BELARDI 2019 GRAT
By: /s/ James R. Belardi
Name:    James R. Belardi
Title:    Trustee

Signature Page to Voting Agreement

BELARDI 2019 GRAT
By: /s/ James R. Belardi
Name:    James R. Belardi
Title:    Trustee

Signature Page to Voting Agreement

By: /s/ William J. Wheeler
Name:    William J. Wheeler

Signature Page to Voting Agreement

APOLLO MANAGEMENT HOLDINGS, L.P.
By: AMH Holding GP, Ltd., its General Partner
By: Apollo Management Holdings GP, LLC its Sole Director
By: /s/ John J. Suydam
Name:    John J. Suydam
Title:    Vice President and Secretary

Signature Page to Voting Agreement

Exhibit A
Apollo Related Holders
Each member of the AGM Executive Committee, each member of the AGM Management Committee, each Apollo Nominee (as defined in the Shareholders Agreement of AHL, by and among AGM, AHL and the other parties thereto) and each employee of or consultant to AGM and the Controlled Affiliates of AGM

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